Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IHEARTMEDIA, INC.

iHeartMedia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name under which the Corporation was originally incorporated was BT Triple Crown Capital Holdings III, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 11, 2007 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 17, 2007. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 29, 2007. The Second Amended and Restated Certificate of Incorporation was amended to amend the name of the Corporation to “CC Media Holdings, Inc.” by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on July 30, 2007. The Third Amended and Restated Certificate of Incorporation was amended to amend the name of the Corporation to “iHeartMedia, Inc.” by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on September 16, 2014. The Fourth Amended and Restated Certificate of Incorporation (the “Fourth Amended and Restated Certificate”), which amended and restated in its entirety the Third Amended and Restated Certificate of Incorporation, was filed with the Secretary of State of the State of Delaware on January 26, 2017.

2. This Fifth Amended and Restated Certificate of Incorporation (this “Fifth Amended and Restated Certificate”), attached hereto as Exhibit A, which both restates and amends the provisions of the Fourth Amended and Restated Certificate, is made and filed pursuant to the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of the Corporation and its debtor affiliates pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 2521] confirmed by an Order [Docket No. 2525] of the United States Bankruptcy Court for the Southern District of Texas, entered on and dated January 22, 2019, in In re iHeartMedia, Inc., et al., Case No. 18-31274 (MI) under Chapter 11 of Title 11 of the United States Code and in accordance with Section 303 of the DGCL.

3. This Fifth Amended and Restated Certificate shall become effective as of 12:01 AM, Eastern time, on May 1, 2019.

IN WITNESS WHEREOF, iHeartMedia, Inc. has caused this Fifth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of this 30th day of April 2019.

iHeartMedia, Inc.

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President, Chief Financial Officer

Exhibit A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IHEARTMEDIA, INC.

ARTICLE I

NAME

The name of the corporation is iHeartMedia, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street Corporation Trust Center, Wilmington, County of New Castle, Delaware 19801 and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 2,100,000,000 shares, consisting of (a) 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), (b) 1,000,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), and (c) 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The Class A Common Stock and Class B Common Stock shall be referred to collectively herein as the “Common Stock.”

Section 4.2. Preferred Stock. The Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock. Except with regard to voting and conversion rights as set forth in this Fifth Amended and Restated Certificate, shares of Class A Common Stock and Class B Common Stock shall be identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Common Stock and the various classes of Common Stock shall be as follows:

(a) Voting.

(i) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote. There shall be no cumulative voting.

(iii) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation.

(iv) The holders of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation, except for the following matters: (A) any amendment or modification of any specific rights or obligations of the holders of Class B Common Stock that does not similarly affect the rights or obligations of the holders of Class A Common Stock, in which case the holders of Class B Common Stock shall be entitled to a separate class vote, with each share of Class B Common Stock having one vote; and (B) to the extent submitted to a vote of the stockholders of the Corporation, (1) the retention or dismissal of outside auditors by the Corporation, (2) any dividends or distributions to the stockholders of the Corporation, (3) any material sale of assets, recapitalization, merger, business combination, consolidation, exchange of stock or other similar reorganization involving the Corporation or any of its subsidiaries, (4) the adoption of any amendment to this Fifth Amended and Restated Certificate, (5) other than in connection with any management equity or similar plan adopted by the Board, any authorization or issuance of equity interests, or any security or instrument convertible into or exchangeable for equity interests, in the Corporation or any of its subsidiaries, and (6) the liquidation of the Corporation, in which case in respect to any such vote concerning the matters described in clause (B), the holders of Class B Common Stock shall be entitled to vote with the Class A Common Stock, with each share of Common Stock having one vote and voting together as a single class.

(v) Notwithstanding anything herein to the contrary, except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate (including any amendment to any

Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fifth Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Whenever any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class A Common Stock, a like dividend or distribution shall be made on the shares of Class B Common Stock, and, whenever any dividend or distribution is made on the shares of Class B Common Stock, a like dividend or distribution shall be made on the shares of Class A Common Stock; provided, however, that at any time when shares of Class B Common Stock are outstanding no dividend or other distribution shall be payable in shares of Class A Common Stock or Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock or Class B Common Stock (including a distribution pursuant to a stock split or a division of such class of stock or a recapitalization of the Corporation), unless only shares of Class A Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class A Common Stock and simultaneously only a like number per share of shares of Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class B Common Stock and otherwise in all material respects having the same powers, privileges and rights as the securities distributed with respect to the shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class B Common Stock.

(c) Subdivision or Combination of Common Stock. The Corporation shall not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or other transaction) its shares of Class A Common Stock or Class B Common Stock, as the case may be, without in the same manner subdividing or combining its shares of Class B Common Stock or Class A Common Stock, respectively.

(d) Conversion of Shares of Class B Common Stock. Subject to applicable law and the provisions of Article X, each holder of Class B Common Stock shall be entitled to convert, upon written request by such holder to the Corporation (together with such additional information as the Corporation may reasonably request in order to make the determinations contemplated by Article X), such share of Class B Common Stock held by such holder into one share of Class A Common Stock. The conversion rights provided herein shall apply to whole shares of Class B Common Stock only, and the Corporation shall have no obligation to honor a request for conversion of a fraction of a share of Class B Common Stock. The Corporation shall at all times ensure that there is a sufficient number of authorized shares of Class A Common Stock available for issuance upon conversion of all shares of Class B Common Stock.

(e) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Fifth Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fifth Amended and Restated Certificate, and the Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2. Number, Election and Term.

(a) The number of directors which shall constitute the whole Board shall be the number from time to time fixed by resolution of the Board.

(b) Subject to Section 5.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign the members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Fifth Amended and Restated Certificate and each of the directors to be elected as Class I directors at the first annual meeting of the stockholders of the Corporation shall be elected for a three-year term. The term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Fifth Amended and Restated Certificate and each of the directors to be elected as Class II directors at the second annual meeting of the stockholders of the Corporation shall be elected for a two-year term. The term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Fifth Amended and Restated Certificate and each of the directors to be elected as Class III directors at the third annual meeting of the stockholders of the Corporation shall be elected for a one-year term. From and after the fourth annual meeting of the stockholders of the Corporation following the effectiveness of this Fifth Amended and Restated Certificate, the Board shall no longer be classified and at each succeeding annual meeting of the stockholders of the Corporation, each of the directors shall be elected for one-year terms. Subject to Section 5.5, if the number of directors that constitutes the Board is changed prior to the fourth annual meeting of stockholders of the Corporation following the effectiveness of this Fifth Amended and Restated Certificate, any increase or decrease in directorships shall be, subject to the rights of any series of Preferred Stock, apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Fifth Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors will shorten the term of any incumbent director.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3. Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4. Removal. Subject to Section 5.5, any or all of the directors may be removed at any time (a) only as provided in Section 141(k) of the DGCL and (b) only by the affirmative vote of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.

Section 5.5. Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Fifth Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6. iHeart Operations, Inc.—Preferred Stock Directors The Holders of shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of iHeart Operations, Inc. (“iHO”) shall have the following rights with respect to the Corporation.

(a) If at any time dividends on any Series A Preferred Stock shall be in arrears having not been declared by the iHO Board of Directors (the “iHO Board”) and paid in cash on twelve consecutive dividend payment dates, the Board shall cause the number of directors constituting the Board to be increased by one and, acting under its authority to fill vacancies, elect one individual designated for election to the Board of Directors by a Holder Majority (as that term is defined in the Certificate Of Designation of Cumulative Series A Preferred Stock of iHO (the “iHO CoD”)). The director designated by the Holder Majority shall be elected to a term equal to the term of the class of directors with the longest remaining term. Subject to the provisions of Article X, the Board shall take all action required in this Section 5.6(a) within five (5) business days following receipt of a written consent executed by a Holder Majority designating an individual for election to the Board.

(b) Until the holders of the Series A Preferred Stock shall have exercised their right to designate one director pursuant to this Section 5.6, the Board shall continue to be elected pursuant to Section 5.2 hereof. Following the exercise of the rights under this Section 5.6, the directors so elected by the holders of Series A Preferred Stock shall continue in office until (y) the next annual meeting of the Corporation’s stockholders for the election of directors for such director’s corresponding class, and their successor shall have been elected by such holders or (z) all dividends accrued on the Series A Preferred Stock for the past dividend periods shall have been paid in full in cash. Any director who shall have been so elected pursuant to the provisions of this Section 5.6 may be removed at any time, without cause, only by the affirmative consent of the Holder Majority.

(c) Except as otherwise expressly provided herein and by applicable law, holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action with respect to the Corporation.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Fifth Amended and Restated Certificate (including any

Preferred Stock Designation), the affirmative vote of the majority of the holders of voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Special Meetings. Except as otherwise required by applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies and may not be called by any other person or persons. Business transacted at any special meeting shall be limited to the purposes stated in the notice delivered in accordance with Section 7.2.

Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Fifth Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated its duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Fifth Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fifth Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the fullest extent of law, the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to any of its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries, even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of its respective officers, directors or stockholders shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Without limiting and in addition to the foregoing, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they or it may have as of the date of this Fifth Amended and Restated Certificate or in the future. In addition to and without limiting the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is financially able and legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

This ARTICLE IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Fifth Amended and Restated Certificate, the Bylaws of the Corporation, applicable law, any agreement or otherwise.

ARTICLE X

STOCK TRANSFER AND CONVERSION RESTRICTIONS

Section 10.1. Restrictions on Stock Ownership, Conversion or Transfer. As contemplated in this ARTICLE X, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any Person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined) as applicable to such Person or the Corporation, (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, the “FCC Regulatory Limitations”). For purposes of this ARTICLE X, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, cable television system, or other medium of mass communications or video programming distribution or (y) any provider of programming content to any such medium.

Section 10.2. Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any Person may result in a FCC Regulatory Limitation, such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

Section 10.3. Denial of Rights, Refusal to Transfer or Convert.

(a) If (a) any Person from whom information is requested pursuant to Section 10.2 should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in a FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (w) refuse to permit the transfer of shares of capital stock of the Corporation to a proposed stockholder or refuse to permit the conversion of shares, (x) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (y) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section 10.3, and/or (z) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause a FCC Regulatory Limitation. Any such refusal to transfer, suspension of rights or refusal to convert pursuant to clauses (w) and (x), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, conversion, or the exercise of such suspended rights, as the case may be, will not result in a FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (y) of this Section 10.3 shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section 10.3 shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board;

(iv) at least 15 days’ written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board shall reasonably determine are required by law.

(b) The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this ARTICLE X and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(c) For purposes of this ARTICLE X, the word “regulation” shall include not only regulations but published rules, policies and interpretations of or by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws. “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 10.3. “Redemption Date” shall mean the date fixed by the Board for the redemption of any shares of stock of the Corporation pursuant to Section 10.3. “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 10.3, at least equal to the Fair Market Value of the shares to be redeemed pursuant to Section 10.3 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

ARTICLE XI

AMENDMENTS

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Fifth Amended and Restated Certificate and the DGCL; and, except as set forth in ARTICLE VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Fifth Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XI; provided that notwithstanding any other provision of this Fifth Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, and in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), (a) prior to May 1, 2022 (the “Sunset Date”), the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class and (b) on and after the Sunset Date, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal or adopt any provision as part of this Fifth Amended and Restated Certificate inconsistent with the purpose and intent of this ARTICLE XI, ARTICLE V, ARTICLE VI, ARTICLE VIII, ARTICLE IX or ARTICLE X.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Fifth Amended and Restated Certificate or the Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 12.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Fifth Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Fifth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fifth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (b) the provisions of this Fifth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fifth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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